Exhibit 15.1

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

January 25, 2019

General Electric Company
Boston, Massachusetts

Re: Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-227444) of Westinghouse Air Brake Technologies Corporation

With respect to the subject registration statement, we acknowledge our awareness of the use on this Amendment No. 3 to the Registration Statement on Form S-4 of Westinghouse Air Brake Technologies Corporation of our report dated November 2, 2018, except for the last paragraph of Description of Business in Note 1, which is as of January 25, 2019, related to our review of interim financial information of GE Transportation (a carve-out business of General Electric Company).

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent auditor within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.